HCC INSURANCE HOLDINGS REPORTS

SALES OF INVESTMENTS

HOUSTON (October 1, 2008) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that it had sold all of its positions in the preferred stock of Fannie Mae, Freddie Mac and Wachovia Corporation, and in the securities of American International Group, Inc. and Lehman Brothers Holdings, Inc. during the third quarter of 2008.

HCC's cash and investments totaled $4.8 billion as of June 30, 2008. During the third quarter of 2008, the Company will have a realized investment loss of $19.4 million before taxes as a result of the sales of the above-mentioned securities and a net realized investment loss of $12.1 million before taxes from all sales of securities transacted during the quarter.

"These sales are in keeping with our policy of maintaining a portfolio of highly rated, conservative investments. There have recently been significant conversations in the financial community regarding industry holdings of certain securities. We are pleased to disclose that investment issues regarding these names are completely behind us," HCC Chief Executive Officer Frank J. Bramanti said.

HCC also announced that it owns no Washington Mutual, Inc. securities.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Belgium, Bermuda, Ireland, Spain and the United Kingdom. HCC has assets of $8.3 billion, shareholders' equity of $2.6 billion and is rated AA (Very Strong) by Standard & Poor's and AA (Very Strong) by Fitch Ratings. In addition, HCC's domestic property and casualty insurance companies are rated A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcc.com.

Contact: Barney White, HCC Vice President of Investor Relations

Telephone: (713) 744-3719

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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